Exhibit 99.1

5540 Ekwill Street
Santa Barbara, CA 93111
Telephone: 805.692.5414
Fax: 805.692.5418

NEWS RELEASE

FOR IMMEDIATE RELEASE

INAMED ANNOUNCES UNAUDITED SALES RESULTS FOR FOURTH
QUARTER 2004 AND FISCAL YEAR 2004; REVISES 2004 EPS
GUIDANCE; AND PROVIDES GUIDANCE FOR 2005

•                  Fourth Quarter Sales of $103.8 million, the first quarter in the Company’s history in excess of $100 million sales

Santa Barbara, Calif., January 25, 2005 – Inamed Corporation (Nasdaq: IMDC), a global healthcare company, today announced unaudited sales results for the fourth quarter and fiscal year 2004.  Sales for the fourth quarter were $103.8, an increase of 14% over the fourth quarter 2003, and sales for fiscal year 2004 were $384.4, an increase of 16% over 2003.  The fourth quarter sales represent the first time in the company’s history that sales exceeded $100 million in a quarter.  Foreign exchange favorably impacted sales by approximately $2.3 million for the fourth quarter and $1.1 million for the full year 2004, principally due to the strengthening of the Euro.

Additionally, the Company now expects its 2004 diluted non-GAAP EPS to be $2.02 - $2.04, excluding the previously announced Ethicon tax-effected settlement and related charges in the second quarter 2004, or $0.29 per share.  The diluted GAAP EPS is expected to be $1.73 - $1.75.

Inamed also today provided guidance for 2005.  The Company expects total sales to increase at a mid-double digit rate over sales in 2004 and diluted GAAP EPS to be in the range of $2.24 to $2.32.

INAMED Health — Obesity Intervention

Worldwide sales of obesity intervention products in the fourth quarter 2004 increased 47% over the fourth quarter 2003 to $26.0 million.  Fiscal year 2004 sales were $88.5 million, an increase of 40% over 2003.

The Company expects worldwide sales of its obesity intervention products to increase in excess of 30% in 2005 over 2004 results.

INAMED Aesthetics — Breast

Worldwide breast aesthetics product sales in the fourth quarter 2004 increased 20% over the fourth quarter 2003 to $56.3 million.  Fiscal year 2004 sales were $215.8 million, an increase of 21% over 2003.

2005 Financial Guidance	Inamed Corporation

The Company expects worldwide sales of its breast aesthetics products to increase in mid double digits in 2005 over 2004 results.

INAMED Aesthetics — Facial

Worldwide facial aesthetic product sales in the fourth quarter 2004 were $20.6 million, down by 20% compared to sales in the fourth quarter 2004.  Fiscal year 2004 sales were $75.6 million, a decrease of 13% over 2003.

The Company expects worldwide sales of its facial aesthetics products to increase slightly in 2005 over 2004 results.

Conference Call

As previously announced, Inamed will host a conference call today to discuss its 2005 financial guidance at 4:30 p.m. Eastern Standard Time.  Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public.  The conference call is expected to last one half hour.  The event can be accessed via the Internet by going to Inamed’s website, www.inamed.com.  The event will be archived and available for replay for seven days after the conference call.

About Inamed Corporation

Inamed (Nasdaq: IMDC) is a global healthcare company with over 25 years of experience developing, manufacturing and marketing innovative, high-quality, science-based products.  Current products include breast implants for aesthetic augmentation and for reconstructive surgery; a range of dermal products to treat facial wrinkles; and minimally invasive devices for obesity intervention, including the Lap-Band® System for morbid obesity.  The Company’s website is www.inamed.com.

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements.  Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Inamed is providing this information as of January 25, 2005, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding Inamed’s unaudited fourth quarter 2004 and fiscal year 2004 sales results, expected 2004 earnings per share, and anticipated 2005 sales growth and earnings per share results.  These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to the documents filed by Inamed with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: risks that the audited results will differ from the unaudited results; exposure to product liability and intellectual property claims; exposure to liabilities that may not be adequately covered by insurance or for which there is no insurance; potential negative publicity concerning product safety; potential fluctuations in quarterly and annual results; the effect of changing accounting and public reporting rules and regulations; volatility of Inamed’s stock price; changes in the economy and consumer spending; competition from existing and/or new products; failure or delay of clinical trials; uncertainty in receiving timely regulatory approval or market acceptance for new products; dependence on a single supplier for each of Inamed’s silicone raw materials, bovine and human collagen-based products and hyaluronic acid-based products; failure to protect Inamed’s intellectual property; adverse changes in the regulatory or legislative environment (both in the U.S. and internationally) affecting our businesses; and failure of our collaborative partners to perform.  The information contained in this press release is a statement of Inamed’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Inamed’s assumptions.  Inamed may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Inamed’s assumptions or otherwise.  Inamed undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this press release, Inamed does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

CONTACT:

Dan Cohen, Vice President Global

Corporate and Government Affairs

202-638-4197 (o)

202-329-1825 (c)